Exhibit 99.1

INSPIRED REPORTS SECOND QUARTER 2021 RESULTS

●	All constraints on betting shops, pubs and holiday parks in England lifted on July 19th following COVID-19-related restrictions associated with the staged reopening of operations during the second quarter 2021
●	Company refinanced all of its debt during the second quarter, issuing £235.0 million ($324.7 million) of 7.875% senior secured notes and establishing a £20.0 million ($27.6 million) secured revolving facility
●	Company facilitated Landgame Trust’s secondary offering of 6.2 million shares of common stock of the Company, which was oversubscribed and included allocations to over 40 institutional investors
●	Second Quarter Interactive Revenue increased 69.0% year-over-year, notwithstanding the staged reopening of retail customers during the quarter
●	Second Quarter Revenue increased 166.4% year-over-year to $41.5 million
●	Second Quarter Net Loss of $43.8 million
●	Second Quarter Adjusted EBITDA[1] increased 289.3% year-over-year to $8.0 million
●	Management affirms third quarter 2021 Adjusted EBITDA Guidance of $28 million to $30 million

New York, New York, August 12, 2021 - Inspired Entertainment, Inc. (“Inspired” or the “Company”) (NASDAQ: INSE) today reported financial results for the three-month period ended June 30, 2021.

The Company generated total revenue of $41.5 million, a net loss of $43.8 million and Adjusted EBITDA of $8.0 million in the three months ended June 30, 2021 on a reported basis2. The Company exhibited year-over-year growth on a reported basis across all segments in the second quarter 2021. The Interactive business continued to display strong performance, and sequential growth, in all major markets, with revenue of $5.8 million, an increase of 69.0% year-over-year, due to the addition of new customers and territories and the consistent launch of new high-quality content. This expansion, as well as the associated costs to establish new geographies and licensed content, led to Interactive segment operating income increasing 46.8% year-over-year to $2.6 million, and Adjusted EBITDA increasing 45.7% to $3.6 million from $2.4 million in the prior-year period. The Interactive business generated record revenues for the Company in July.

1 “Adjusted EBITDA” is a non-GAAP financial measure defined and described below under “Non-GAAP Financial Measures” and reconciled to the most directly comparable GAAP measures in the accompanying supplemental table.

2 GBP:USD exchange rate was GBP 1.40: USD 1.00 for the three months ended June 30, 2021 and GBP 1.24: USD 1.00 for the three months ended June 30, 2020.

Summary of Consolidated Second Quarter 2021 Financial Results (unaudited)

	Three Months					Functional
	Ended				Currency	Currency
	June 30		Change		Movement	Growth
	2021	2020[3]	(%)		2021	(%)
(In $ millions, except per share figures)
GAAP Measures:
Revenue	$41.5	$15.6	166.4%		$4.7	136.3%
Net operating (loss)	$(9.7)	$(13.9)	NM	[2]	$(1.1)	NM	[2]
Net (loss)	$(43.8)	$(26.2)	NM	[2]	$(5.1)	NM	[2]
Net (loss) per diluted share	$(1.94)	$(1.17)	NM	[2]
Non-GAAP Financial Measures[1]:
Adjusted EBITDA	$8.0	$2.1	289.3%		$0.9	245.2%

1Reconciliation to GAAP shown below.

2Percentage change is not meaningful.

3 On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission issued a joint statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” (the “SEC Staff Statement”). As a result of the SEC Statement, Inspired restated its financial statements as of December 31, 2020 and December 31, 2019 and for the years ended December 31, 2020 and 2019. For the three months ended June 30, 2020, the change in fair value of warrant liability resulting from the SEC Staff Statement was a $1.7 million charge.

During the quarter, Inspired’s key retail gaming territories, UK, Italy and Greece, reopened at different stages following COVID-19-related restrictions. The UK government gradually removed COVID-19-related operating restrictions throughout the course of the second quarter 2021, beginning April 12, 2021, with all of the Company’s retail businesses in England not being able to operate without constraints until July 19, 2021. The Greek Organisation of Football Prognostics (OPAP) betting shops reopened May 24, 2021, while in Italy, retail venues began reopening in June 2021.

“We are pleased with our second quarter results as the majority of our retail businesses steadily reopened throughout the quarter and our Interactive business built upon its momentum coming into the quarter to continue its rapid growth trajectory,” said Lorne Weil, Executive Chairman of Inspired. “From what we have seen in July and so far in August, this momentum in the Interactive business has continued—leading to record-level revenues in July, notwithstanding the reopening of retail customers during the quarter—while our retail businesses appear to have rebounded quickly to roughly pre-COVID levels, as we had forecasted. Gross gaming revenue per operational machine in betting shops is approximately back to pre-COVID levels, the pubs have been improving steadily week-to-week since constraints were completely lifted in July 2021 and revenue from the holiday parks has outperformed our initial expectations.”

Weil continued, “Our North American business remains a key driver of growth opportunities as we continue to build momentum and expand our footprint. Early results from our installed base of Valor™ terminals with Western Canada Lottery Corporation (WCLC) have been very encouraging. We believe this bodes well not only for future placements with WCLC, but also for our video lottery terminal business in the Canadian lottery market, which has approximately 33,000 machines in total. We see the North American online gaming and betting markets as significant opportunities, and we believe we are well positioned in these markets. We launched our first games into Michigan in the second quarter and North America has now become our second largest Interactive market, with further opportunities as we continue to reach full deployment across Michigan and New Jersey and seek to benefit from opportunities with several additional states. We have also started to work with BetMGM in New Jersey on promoting our Virtual Plug & Play™, which allows their online players to access multiple virtual sports via an intuitive player interface, and we are very excited about the prospects for this product.”

“During the second quarter, we refinanced all of our borrowings, which extended our maturity profile and provided us increased operating flexibility, while lowering our expected interest expense (excluding the amortization of debt fees) for 2022 by approximately $3.6 million,” said Stewart Baker, Executive Vice President and Chief Financial Officer of Inspired. “Between the strong retail gaming recovery outlook, robust iGaming trends, refinancing and the overall improvement in our cost structure coming out of COVID-19, we believe we are in a better position than ever to deliver on our strategic plan and maximize shareholder value.”

Management Guidance for Third Quarter 2021

Management is maintaining its third quarter 2021 Adjusted EBITDA guidance of $28.0 million to $30.0 million based on current exchange rates and the assumption that current expectations for operations in the various geographies in which Inspired’s customers operate are not impacted by additional COVID-related measures. The Company is not able to forecast net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect net income, including change in warrant liability, income tax expense and stock-based compensation expense. Management does not currently intend to provide such guidance for future periods.

“With the third quarter ramping up as we had expected, we are maintaining our third quarter guidance. We are looking forward to demonstrating that we are emerging from COVID-19 as a stronger and leaner company with a higher revenue base, more efficient cost structure and increased growth opportunities,” concluded Weil.

Recent Highlights (as of August 11, 2021)

Financial

●	Debt Refinancing – During the second quarter, the Company issued £235.0 million ($324.7 million) aggregate principal amount of its 7.875% senior secured notes due 2026 and arranged a secured revolving facility loan in a principal amount of £20.0 million ($27.6 million). Proceeds from the offering of the senior secured notes were primarily used to repay the Company’s previous £145.8 million ($201.5 million) senior secured term loan facility and €93.1 million ($110.4 million) senior secured term loan facility. The debt refinancing resulted in a reduction in the Company’s annual interest expense.
●	Landgame Public Offering – During the second quarter, the Company facilitated Landgame Trust’s secondary offering of its entire holdings in the Company’s common stock. In the offering, which was highly oversubscribed, Landgame sold 6.2 million shares to over 40 institutional investors. As a result of the completion of this sale, Landgame is no longer a stockholder of Inspired and the Company believes it has a more diverse distribution of holders of its common stock than it did previously.

Gaming

●	71 Valor™ Sales in Illinois during the Second Quarter – These sales bring total Valor™ terminal sales in North America since launch to 540. The Company has commitments for 36 additional units in Illinois thus far in the third quarter.

Virtual Sports

●	Retail and Online Virtual Sports Agreements – During the second quarter, Inspired signed an extension with Entain enabling BetMGM, Borgata and Party Casino to launch Virtual Plug & Play™ into multiple states in the U.S. In addition, the Company signed a contract extension with Boylesports for the provision of Virtual Sports across retail betting shops in the UK and Ireland.
●	Online Virtual Plug & Play™ (“VPP”) Launches – Subsequent to the end of the quarter, Inspired launched its VPP product, which allows online players to access multiple Virtual Sports via an intuitive player interface, with BetMGM, Borgata and Party Casino in New Jersey and plans to launch with several other operators in the third and fourth quarters. Inspired also launched three channels of V-Play Soccer 3.0™ with Stoiximan, the largest online operator in Greece, as well as a number of new features with Misli, Turkey’s fastest growing betting site.

●	New Retail Territories –Following certification by the Gaming Inspection and Coordination Bureau for Macau (“DICJ”), V-Play Horses was launched with LT Game in Macau on self-service betting terminals in the second quarter.
●	New Products - Updates to V-Play Soccer 3.0 and V-Play Matchday Soccer were launched in OPAP venues in Greece along with a new Euro soccer tournament product which was launched alongside the European Soccer tournament in the second quarter 2021. In Italy, the Company launched new Virtual products (Marbles, Penalties and Matchday Ultra™) with its online and retail customers subsequent to the end of the quarter.

Interactive

●	New Customers – Interactive content was launched with seven new customers, including BetMGM and Golden Nugget in Michigan during the second quarter.
●	New Jurisdictions – The Company launched Interactive games in Michigan during the second quarter.
●	New Content – Seven games were launched during the second quarter across the estate including Big Spin Bonus™ and Cops and Robbers Megaways™. Big Spin Bonus is the biggest launch in Inspired’s history and the first game to hit 20 million plays in a week.
●	New Contract – Inspired signed a contract to launch Interactive games with Wynn Resorts during the second quarter.
●	New License – Subsequent to the end of the quarter, Inspired received a license from Alberta Gaming, Liquor and Cannabis (“AGLC”) to include Interactive games on PlayAlberta.ca, the only regulated online gaming site in the Province.

Leisure

●	Contract Extension – Inspired signed a contract extension with Marstons during the second quarter.

Overview of Second Quarter 2021 Results Versus Second Quarter 2020 on a Reported Basis

Gaming Revenue was $16.2 million, an increase of $12.0 million over the prior year period due to Inspired’s retail customers reopening throughout the second quarter 2021 versus being shut down almost entirely for COVID-19-related closures in the prior-year period. Second quarter 2021 included the sale of 71 Valor™ terminals in Illinois. Gaming Segment Operating Loss improved by $4.4 million over the prior-year period to $2.7 million. Gaming Adjusted EBITDA increased $3.5 million over the prior period to $3.5 million due to the reopening of retail venues.

Virtual Sports Revenue increased to $8.2 million from $7.6 million in the second quarter 2020 primarily due to a $0.9 million increase in retail Virtual Sports revenue, as our retail business steadily returned throughout the second quarter 2021. This was primarily offset by a $0.8 million decline in one-time sales driven by the lack of real live sports in the prior-year period and a $0.4 million decline in online recurring revenue due to the lack of live sports betting available in second quarter 2020. Virtual Sports Segment Operating Income was $4.2 million, a decrease from $5.1 million in the second quarter of 2020 primarily due to an increase in SG&A for the provision of additional taxes due, relating to historic periods. Virtual Sports Adjusted EBITDA increased to $6.4 million from $6.1 million in the second quarter 2020.

Interactive Revenue increased 69.0% to $5.8 million from $3.4 million in the second quarter 2020. The revenue growth was driven by the addition of new customers and territories and the consistent launch of new high-quality content. Interactive Segment Operating Income increased to $2.6 million from $1.7 million in the second quarter 2020 and Interactive Adjusted EBITDA increased to $3.6 million from $2.4 million in the second quarter 2020 due to associated costs with establishing new customers, geographies and content.

Leisure Revenue increased $10.9 million to $11.3 million in the second quarter 2021 from $0.4 million in the second quarter 2020. The Leisure business was able to reopen on May 17, 2021. However, there were continued social distancing and other restrictions on operations imposed due to COVID-19. During the prior year period, all major sectors of the Leisure segment (Pubs, Holiday Parks, Motorway Service Areas and Bingo) were closed due to the COVID-19 lockdown in the UK. Leisure Segment Operating Loss improved to a loss of $4.4 million from a loss of $7.0 million. Leisure Adjusted EBITDA improved to a loss of $0.2 million from a loss of $2.6 million in the second quarter 2020.

Total Company Selling, General and Administrative expenses increased to $25.1 million from $11.2 million in the prior year period, primarily driven by staff returning from furlough as venues began to reopen. This $14.0 million increase was driven by the increase in costs of retail-based operations reopening ($8.3 million from staff returning from furlough, $0.8 million from additional fleet costs and $0.7 million of additional distribution costs), as well as incremental VAT costs of $1.4 million and refinancing costs of $0.8 million (both of which are excluded from Adjusted EBITDA).

Net Loss during the quarter increased to $43.8 million compared to a net loss of $26.2 million in the prior year period primarily due to the $14.4 million charge related to the write-off of previously capitalized debt fees following the refinancing and the $10.5 million charge related to the change in fair value of warrant liability, partly offset by the decrease in net operating loss of $4.2 million.

Total Company Net Cash Provided by Operating Activities Less Capital Expenditures during the quarter decreased to an outflow of $18.2 million from an outflow of $5.4 million in the second quarter 2020. Management believes this decrease was primarily driven by events surrounding COVID-19-related closures and interest expense timing associated with refinancing and that these matters are unlikely to repeat in future periods.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, including EBITDA and Adjusted EBITDA, to analyze our operating performance. We use these financial measures to manage our business on a day-to-day basis. We believe that these measures are also commonly used in our industry to measure performance. For these reasons, we believe that these non-GAAP financial measures provide expanded insight into our business, in addition to standard U.S. GAAP financial measures. There are no specific rules or regulations for defining and using non-GAAP financial measures, and as a result the measures we use may not be comparable to measures used by other companies, even if they have similar labels. The presentation of non-GAAP financial information should not be considered in isolation from, or as a substitute for, or superior to, financial information prepared and presented in accordance with U.S. GAAP. You should consider our non-GAAP financial measures in conjunction with our U.S. GAAP financial measures.

We define our non-GAAP financial measures as follows:

EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense.

Adjusted EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense, and other additional exclusions and adjustments. Such additional excluded amounts include stock-based compensation U.S. GAAP charges where the associated liability is expected to be settled in stock, and changes in the value of earnout liabilities and income and expenditure in relation to legacy portions of the business (being those portions where trading no longer occurs) including closed defined benefit pension schemes. Additional adjustments are made for items considered outside the normal course of business, including (1) restructuring costs, which include charges attributable to employee severance, management changes, restructuring, dual running costs, costs related to facility closures and integration costs, (2) merger and acquisition costs and (3) gains or losses not in the ordinary course of business. This does not include any adjustments related to COVID-19.

We believe Adjusted EBITDA, when considered along with other performance measures, is a particularly useful performance measure, because it focuses on certain operating drivers of the business, including sales growth, operating costs, selling and administrative expense and other operating income and expense. We believe Adjusted EBITDA can provide a more complete understanding of our operating results and the trends to which we are subject, and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income or loss, because it does not take into account certain aspects of our operating performance (for example, it excludes non-recurring gains and losses which are not deemed to be a normal part of underlying business activities). Our use of Adjusted EBITDA may not be comparable to the use by other companies of similarly termed measures. Management compensates for these limitations by using Adjusted EBITDA as only one of several measures for evaluating our operating performance. In addition, capital expenditures, which affect depreciation and amortization, interest expense, and income tax benefit (expense), are evaluated separately by management.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue.

Functional Currency at Constant rate. Currency impacts shown have been calculated as the current-period average GBP: USD rate less the equivalent average rate in the prior period, multiplied by the current period amount in our functional currency (GBP). The remaining difference, referred to as functional currency at constant rate, is calculated as the difference in our functional currency, multiplied by the prior-period average GBP: USD rate, as a proxy for functional currency at constant rate movement.

Currency Movement represents the difference between the results in our reporting currency (USD) and the results on a functional currency at constant rate basis.

Reconciliations from net loss, as shown in our Consolidated Statements of Operations and Comprehensive Loss, to Adjusted EBITDA are shown below.

Conference Call and Webcast

Inspired management will host a conference call and simultaneous webcast at 8:00 a.m. ET / 1:00 p.m. UK on Thursday, August 12, 2021 to discuss the financial results and general business trends.

Telephone: The dial-in number to access the call live is 1-844-746-0725 (US) or 1-412-317-5264 (International). Participants should ask to be joined into the Inspired Entertainment call.

Webcast: A live audio-only webcast of the call can be accessed through the “Events and Presentations” page of the Company’s website at www.inseinc.com under the Investors link. Please follow the registration prompts.

Replay of the call: A telephone replay of the call will be available one hour after the conclusion of the call until August 19, 2021 by dialing 1-877-344-7529 (US) or 1-412-317-0088 (International), via replay access code 10159096. A replay of the webcast will also be available on the Company’s website at www.inseinc.com.

About Inspired Entertainment, Inc.

Inspired offers an expanding portfolio of content, technology, hardware and services for regulated gaming, betting, lottery, social and leisure operators across retail and mobile channels around the world. The Company’s gaming, virtual sports, interactive and leisure products appeal to a wide variety of players, creating new opportunities for operators to grow their revenue. The Company operates in approximately 35 jurisdictions worldwide, supplying gaming systems with associated terminals and content for approximately 50,000 gaming machines located in betting shops, pubs, gaming halls and other route operations; virtual sports products through more than 32,000 retail venues and various online websites; interactive games for 170+ websites; and a variety of amusement entertainment solutions with a total installed base of more than 16,000 gaming terminals. Additional information can be found at www.inseinc.com.

Forward-Looking Statements

This news release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our ability to bring certain of our products to customers in the various markets in which we operate and execute on our strategic plan, statements regarding expectations with respect to potential new customers and statements regarding our anticipated financial performance. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “continue,” “expect,” “estimate,” “plan,” “will,” “would” and “project” and other similar expressions that indicate future events or trends or are not statements of historical matters. These statements are based on Inspired management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of Inspired’s control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing Inspired’s views as of any subsequent date. You are advised to review carefully the “Risk Factors” section of Inspired’s annual report on Form 10-K for the fiscal year ended December 31, 2020, and in Inspired’s subsequent quarterly reports on Form 10-Q, which are available, free of charge, on the U.S. Securities and Exchange Commission’s website at www.sec.gov. Inspired does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

For Investors

Aimee Remey

aimee.remey@inseinc.com

+1 646 565-6938

For Press and Sales

inspiredsales@inseinc.com

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	June 30, 2021	December 31, 2020
	(Unaudited)
Assets
Cash	$24.5	$47.1
Accounts receivable, net	22.3	27.5
Inventory, net	14.3	17.6
Prepaid expenses and other current assets	21.8	16.8
Total current assets	82.9	109.0

Property and equipment, net	58.4	65.5
Software development costs, net	38.9	42.4
Other acquired intangible assets subject to amortization, net	7.3	7.7
Goodwill	84.8	83.7
Right of use asset	11.4	12.5
Other assets	2.5	3.3
Total assets	$286.2	$324.1

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$22.1	$17.9
Accrued expenses	28.0	31.4
Corporate tax and other current taxes payable	7.7	14.4
Deferred revenue, current	9.7	11.5
Operating lease liabilities	3.6	3.6
Other current liabilities	2.1	2.5
Warrant liability	26.5	13.0
Current portion of finance lease liabilities	0.9	0.6
Total current liabilities	100.6	94.9

Long-term debt	316.0	297.5
Finance lease liabilities, net of current portion	1.0	0.2
Deferred revenue, net of current portion	7.5	11.4
Derivative liability	—	1.7
Operating lease liabilities	8.0	9.2
Other long-term liabilities	4.8	10.9
Total liabilities	437.9	425.8

Commitments and contingencies

Stockholders’ deficit
Preferred stock; $0.0001 par value; 1,000,000 shares authorized	—	—
Common stock; $0.0001 par value; 49,000,000 shares authorized; 22,594,207 shares and 22,430,475 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	—	—
Additional paid in capital	329.3	324.6
Accumulated other comprehensive income	36.9	31.1
Accumulated deficit	(517.9)	(457.4)
Total stockholders’ deficit	(151.7)	(101.7)
Total liabilities and stockholders’ deficit	$286.2	$324.1

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in millions, except share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
Service	$37.5	$15.3	$54.6	$58.1
Product sales	4.0	0.3	9.7	9.8
Total revenue	41.5	15.6	64.3	67.9

Cost of sales, excluding depreciation and amortization:
Cost of service	(8.0)	(2.5)	(10.1)	(11.0)
Cost of product sales	(2.7)	(0.3)	(5.9)	(6.5)
Selling, general and administrative expenses	(28.5)	(12.2)	(43.7)	(41.2)
Acquisition and integration related transaction expenses	(0.1)	(1.2)	(1.5)	(4.4)
Depreciation and amortization	(11.9)	(13.3)	(25.0)	(25.9)
Net operating loss	(9.7)	(13.9)	(21.9)	(21.1)

Other (expense) income
Interest income	0.1	0.1	0.1	0.4
Interest expense	(22.2)	(8.1)	(30.8)	(14.2)
Change in fair value of warrant liability	(10.5)	(1.7)	(13.5)	5.9
Loss from equity method investee	—	—	—	(0.5)
Other finance (expense) income	(1.2)	(2.5)	5.2	(6.2)

Total other expense, net	(33.8)	(12.2)	(39.0)	(14.6)

Loss before income taxes	(43.5)	(26.1)	(60.9)	(35.7)
Income tax expense	(0.3)	(0.1)	0.4	(0.3)
Net loss	(43.8)	(26.2)	(60.5)	(36.0)

Other comprehensive (loss)/income:
Foreign currency translation gain (loss)	0.1	0.4	(1.0)	3.5
Change in fair value of hedging instrument	(0.3)	(0.8)	0.3	(2.3)
Reclassification of loss on hedging instrument to comprehensive income	0.5	0.3	1.0	0.7
Actuarial gains (losses) on pension plan	0.9	(8.7)	5.5	(4.3)
Other comprehensive income (loss)	1.2	(8.8)	5.8	(2.4)

Comprehensive loss	$(42.6)	$(35.0)	$(54.7)	$(38.4)

Net loss per common share – basic and diluted	$(1.94)	$(1.17)	$(2.68)	$(1.61)

Weighted average number of shares outstanding during the period – basic and diluted	22,594,207	22,400,107	22,589,461	22,392,218

Supplemental disclosure of stock-based compensation expense
Stock-based compensation included in:
Selling, general and administrative expenses	$(3.4)	$(1.0)	$(4.8)	$(2.0)

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions) (Unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(60.5)	$(36.0)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	25.0	25.9
Amortization of right of use asset	1.2	2.0
Stock-based compensation expense	4.8	2.0
Change in fair value of warrant liability	13.5	(5.9)
Impairment of investment in equity method investee	—	0.7
Foreign currency translation on senior bank debt	(4.6)	6.6
Reclassification of loss on hedging instrument to comprehensive income	1.0	0.5
Non-cash interest expense relating to senior debt	16.3	1.2
Changes in assets and liabilities:
Accounts receivable	5.5	3.7
Inventory	3.5	(1.4)
Prepaid expenses and other assets	(4.1)	5.7
Corporate tax and other current taxes payable	(6.7)	0.1
Accounts payable	3.9	0.8
Deferred revenues and customer prepayment	(5.7)	(3.8)
Accrued expenses	(4.0)	9.3
Operating lease liabilities	(1.2)	(1.6)
Other long-term liabilities	(0.7)	0.4
Net cash (used in) provided by operating activities	(12.8)	10.2

Cash flows from investing activities:
Purchases of property and equipment	(5.4)	(8.8)
Purchases of capital software	(6.8)	(6.7)
Net cash used in investing activities	(12.2)	(15.5)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	333.1	—
Proceeds from issuance of revolver	—	22.3
Repayments of long-term debt	(320.7)	—
Cash paid in connection with terminated interest rate swaps	(2.1)	—
Debt fees incurred	(9.1)	(3.1)
Repayments of finance leases	(0.2)	(0.6)
Net cash provided by financing activities	1.0	18.6

Effect of exchange rate changes on cash	1.4	(2.5)
Net (decrease) increase in cash	(22.6)	10.8
Cash, beginning of period	47.1	29.1
Cash, end of period	$24.5	$39.9

Supplemental cash flow disclosures
Cash paid during the period for interest	$17.5	$0.4
Cash paid during the period for income taxes	$0.1	$0.1
Cash paid during the period for operating leases	$1.7	$1.2

Supplemental disclosure of non-cash investing and financing activities
Property and equipment acquired through finance lease	$1.3	$1.5
Lease liabilities arising from obtaining right of use assets	$—	$(6.1)
Adjustment to goodwill arising from adjustment to fair value of assets acquired	$—	$(0.3)
Capitalized interest payments	$—	$10.6

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

	For the Three-Month Period ended		For the Six-Month Period ended
	Unaudited	Unaudited	Unaudited	Unaudited
	June 30,	June 30,	June 30,	June 30,
(In millions)	2021	2020	2021	2020
Net loss	$(43.8)	$(26.2)	$(60.5)	$(36.0)
Items Relating to Discontinued Activities:
Pension charges	0.2	0.2	0.4	0.4

Items outside the normal course of business:
Costs of group restructure	—	0.3	—	0.4
Acquisition and integration related transaction expenses	0.1	1.2	1.5	4.4
Refinancing of Company Debt	0.8	—	0.7	0.7
Italian tax related costs relating to prior year	1.4	—	1.7	—
Impairment on interest in equity method investee	—	—	—	0.7
Stock-based compensation expense	3.4	1.0	4.8	2.0

Depreciation and amortization	11.9	13.3	25.0	25.9
Interest Income Interest	(0.1)	(0.1)	(0.1)	25.9
Interest Expense	21.4	8.1	30.0	14.2
Change in fair value of warrant liability Interest	10.5	1.7	13.5	(5.9)
Other finance expenses / (income)	2.0	2.5	(4.4)	6.2
Income tax	0.1	0.1	(0.7)	0.3
Adjusted EBITDA	$8.0	$2.1	$11.9	$12.1

Adjusted EBITDA	£5.7	£1.7	£8.5	£9.5

Exchange Rate - $ to £	1.40	1.24	1.39	1.27

1As a result of the SEC Staff Statement, Inspired revised its financial statements as of December 31, 2020 and December 31, 2019 and for the years ended December 31, 2020 and 2019. For the three months ended June 30, 2020, the change in fair value of warrant liability resulting from the SEC Staff Statement was a $1.7 million charge. For the six months ended June 30, 2020, the change in fair value of warrant liability resulting from the SEC Staff Statement was a $5.9 million credit.

Scheduled Online Virtual Sports and Interactive Total Revenue

	Three Months Ended			Six Months Ended
	30-Jun		Change	30-Jun		Change
(In millions of GBP)	2021	2020	%	2021	2020	%

Total Revenue £’m - Scheduled Online Virtuals	£4.3	£5.2	(16.1)%	£8.3	£7.8	6.5%
Total Revenue £’m – Interactive	£4.2	£2.8	50.0%	£7.9	£4.4	78.2%
Total Revenue £’m - Scheduled Online Virtuals and Interactive	£8.5	£7.9	7.0%	£16.2	£12.2	32.5%

in millions of USD	$11.9	$9.8	10.8%	$22.6	$15.3	45.1%

Exchange Rate - $ to £	1.40	1.24		1.39	1.27

ADJUSTED EBITDA RECONCILIATION BY SEGMENT

(Unaudited)

Three Months Ended June 30, 2021

	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
(In millions)
Net income (loss)	$(2.7)	$4.2	$2.6	$(4.4)	$(43.5)	$(43.8)
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.2	0.2

Items outside the normal course of business:
Acquisition and integration related transaction expenses	—	—	—	—	0.1	0.1
Refinancing of Company Debt	—	—	—	—	0.8	0.8
Italian tax related costs relating to prior years	—	1.4	—	—	—	1.4
Stock-based compensation expense	0.4	0.1	0.1	0.1	2.7	3.4

Depreciation and amortization	5.8	0.7	0.9	4.1	0.4	11.9
Interest Income	—	—	—	—	(0.1)	(0.1)
Interest Expense	—	—	—	—	22.2	22.2
Changes in fair value of warrant liability	—	—	—	—	10.5	10.5
Other finance expense/income	—	—	—	—	1.2	1.2
Income tax	—	—	—	—	0.3	0.3
Adjusted EBITDA	$3.5	$6.4	$3.6	$(0.2)	$(5.3)	$8.0

Adjusted EBITDA	£2.5	£4.5	£2.5	£(0.1)	£(3.8)	£3.8

Exchange rate - $ to £						1.40

Three Months Ended June 30, 20201

	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
(In millions)
Net income (loss)	$(7.1)	$5.1	$1.7	$(7.0)	$(18.9)	$(26.2)
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.2	0.2

Items outside the normal course of business:
Costs of group restructure	—	—	—	—	0.3	0.3
Acquisition and integration related transaction expenses	—	—	—	—	1.2	1.2

Stock-based compensation expense	0.1	0.1	0.1	0.1	0.7	1.0

Depreciation and amortization	7.0	0.9	0.6	4.4	0.4	13.3
Interest Income	—	—	—	—	(0.1)	(0.1)
Interest Expense	—	—	—	—	8.1	8.1
Changes in fair value of warrant liability	—	—	—	—	1.7	1.7
Other finance expense/income	—	—	—	—	2.5	2.5
Income tax	—	—	—	—	0.1	0.1
Adjusted EBITDA	$—	$6.1	$2.4	$(2.6)	$(3.8)	$2.1

Adjusted EBITDA	£—	£4.8	£1.9	£(2.1)	£(3.0)	£1.7

Exchange rate - $ to £						1.26

1As a result of the SEC Staff Statement, Inspired revised its financial statements as of December 31, 2020 and December 31, 2019 and for the years ended December 31, 2020 and 2019. For the three months ended June 30, 2020, the change in fair value of warrant liability resulting from the SEC Staff Statement was a $1.7 million charge.

Six Months Ended June 30, 2021

	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
(In millions)
Net income (loss)	$(6.3)	$7.9	$5.2	$(12.1)	$(55.2)	$(60.5)
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.4	0.4

Items outside the normal course of business:
Acquisition and integration related transaction expenses	—	—	—	—	1.5	1.5
Refinance of Company Debt	—	—	—	—	0.8	0.8
Italian tax related costs relating to prior years	—	1.4	—	—	—	1.4

Stock-based compensation expense	0.6	0.2	0.2	0.2	3.6	4.8

Depreciation and amortization	12.4	1.8	1.6	8.3	0.9	25.0
Interest Income	—	—	—	—	(0.1)	(0.1)
Interest Expense	—	—	—	—	30.8	30.8
Changes in fair value of warrant liability	—	—	—	—	13.5	13.5
Other finance expense/income	—	—	—	—	(4.4)	(4.4)
Income tax	—	—	—	—	(0.3)	(0.3)

Adjusted EBITDA	$6.7	$11.3	$7.0	$(3.6)	$(9.5)	$11.9

Adjusted EBITDA	£4.8	£8.1	£5.0	£(2.6)	£(6.9)	£8.5

Exchange rate - $ to £						1.39

Six Months Ended June 30, 20201

	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
(In millions)
Net income (loss)	$(8.3)	$10.1	$1.8	$(8.0)	$(31.6)	$(36.0)
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.4	0.4

Items outside the normal course of business:
Costs of group restructure	—	—	—	—	0.4	0.4
Acquisition and integration related transaction expenses	—	—	—	—	4.4	4.4
Impairment on interest in equity method investee	—	—	—	—	0.7	0.7

Stock-based compensation expense	0.2	0.2	0.1	—	1.5	2.0

Depreciation and amortization	14.4	1.7	1.2	7.8	0.8	25.9
Interest Income	—	—	—	—	(0.4)	(0.4)
Interest Expense	—	—	—	—	14.2	14.2
Changes in fair value of warrant liability	—	—	—	—	(5.9)	(5.9)
Other finance expense/income	—	—	—	—	6.2	6.2
Income tax	—	—	—	—	0.3	0.3

Adjusted EBITDA	$6.3	$12.0	$3.1	$(0.2)	$(9.1)	$12.1

Adjusted EBITDA	£5.0	£9.4	£2.4	£(0.2)	£(7.1)	£9.5

Exchange rate - $ to £						1.27

1As a result of the SEC Staff Statement, Inspired revised its financial statements as of December 31, 2020 and December 31, 2019 and for the years ended December 31, 2020 and 2019. For the six months ended June 30, 2020, the change in fair value of warrant liability resulting from the SEC Staff Statement was a $5.9 million credit.

INSPIRED ENTERTAINMENT, INC. SEGMENT PERFORMANCE

(Unaudited)

Three Months Ended June 30, 2021

	Gaming	Virtual Sports	Interactive	Leisure	Corporate Functions	Total
	(in millions)
Revenue:
Service	$12.8	$8.2	$5.8	$10.7	$—	$37.5
Product sales	3.4	—	—	0.6	—	4.0
Total revenue	16.2	8.2	5.8	11.3	—	41.5
Cost of sales, excluding depreciation and amortization:
Cost of service	(3.6)	(0.5)	(0.9)	(3.0)	—	(8.0)
Cost of product sales	(2.4)	—	—	(0.3)	—	(2.7)
Selling, general and administrative expenses	(6.7)	(2.7)	(1.3)	(8.2)	(6.2)	(25.1)
Stock-based compensation expense	(0.4)	(0.1)	(0.1)	(0.1)	(2.7)	(3.4)
Acquisition and integration related transaction expenses	—	—	—	—	(0.1)	(0.1)
Depreciation and amortization	(5.8)	(0.7)	(0.9)	(4.1)	(0.4)	(11.9)
Segment operating income (loss)	(2.7)	4.2	2.6	(4.4)	(9.4)	(9.7)

Net operating loss						$(9.7)

Total assets at June 30, 2021	$78.6	$61.9	$13.8	$90.0	$41.9	$286.2

Total goodwill at June 30, 2021	$1.4	$48.6	$0.4	$34.4	$—	$84.8
Total capital expenditures for the three months ended June 30, 2021	$3.0	$1.1	$0.9	$1.7	$0.6	$7.3

Three Months Ended June 30, 2020

	Gaming	Virtual Sports	Interactive	Leisure	Corporate Functions	Total
	(in millions)
Revenue:
Service	$4.1	$7.6	$3.4	$0.2	$—	$15.3
Product sales	0.1	—	—	0.2	—	0.3
Total revenue	4.2	7.6	3.4	0.4	—	15.6
Cost of sales, excluding depreciation and amortization:
Cost of service	(1.0)	(0.8)	(0.4)	(0.3)	—	(2.5)
Cost of product sales	(0.2)	—	—	(0.1)	—	(0.3)
Selling, general and administrative expenses	(3.0)	(0.7)	(0.6)	(2.6)	(4.3)	(11.2)
Stock-based compensation expense	(0.1)	(0.1)	(0.1)	—	(0.7)	(1.0)
Acquisition and integration related transaction expenses	—	—	—	—	(1.2)	(1.2)
Depreciation and amortization	(7.0)	(0.9)	(0.6)	(4.4)	(0.4)	(13.3)
Segment operating income (loss)	(7.1)	5.1	1.7	(7.0)	(6.6)	(13.9)

Net operating loss						$(13.9)

Total assets at December 31, 2020	$93.9	$64.4	$8.5	$87.0	$70.3	$324.1

Total goodwill at December 31, 2020	$1.4	$48.0	$0.4	$33.9	$—	$83.7
Total capital expenditures for the three months ended June 30, 2020	$0.6	$1.4	$0.6	$0.3	$0.7	$3.6

Six Months Ended June 30, 2021

	Gaming	Virtual Sports	Interactive	Leisure	Corporate Functions	Total
	(in millions)
Revenue:
Service	$18.4	$14.5	$11.0	$10.7	$—	$54.6
Product sales	8.6	—	—	1.1	—	9.7
Total revenue	27.0	14.5	11.0	11.8	—	64.3
Cost of sales, excluding depreciation and amortization:
Cost of service	(4.2)	(0.8)	(1.7)	(3.4)	—	(10.1)
Cost of product sales	(5.3)	—	—	(0.6)	—	(5.9)
Selling, general and administrative expenses	(10.8)	(3.8)	(2.3)	(11.4)	(10.6)	(38.9)
Stock-based compensation expense	(0.6)	(0.2)	(0.2)	(0.2)	(3.6)	(4.8)
Acquisition and integration related transaction expenses	—	—	—	—	(1.5)	(1.5)
Depreciation and amortization	(12.4)	(1.8)	(1.6)	(8.3)	(0.9)	(25.0)
Segment operating income (loss)	(6.3)	7.9	5.2	(12.1)	(16.6)	(21.9)

Net operating loss						$(21.9)

Total capital expenditures for the six months ended June 30, 2021	$4.2	$1.9	$1.8	$4.8	$0.8	$13.5

Six Months Ended June 30, 2020

	Gaming	Virtual Sports	Interactive	Leisure	Corporate Functions	Total
	(in millions)
Revenue:
Service	$20.7	$15.4	$5.5	$16.5	$—	$58.1
Product sales	8.4	—	—	1.4	—	9.8
Total revenue	29.1	15.4	5.5	17.9	—	67.9
Cost of sales, excluding depreciation and amortization:
Cost of service	(5.3)	(1.5)	(0.6)	(3.6)	—	(11.0)
Cost of product sales	(5.6)	—	—	(0.9)	—	(6.5)
Selling, general and administrative expenses	(11.9)	(1.9)	(1.8)	(13.6)	(10.0)	(39.2)
Stock-based compensation expense	(0.2)	(0.2)	(0.1)	—	(1.5)	(2.0)
Acquisition and integration related transaction expenses	—	—	—	—	(4.4)	(4.4)
Depreciation and amortization	(14.4)	(1.7)	(1.2)	(7.8)	(0.8)	(25.9)
Segment operating income (loss)	(8.3)	10.1	1.8	(8.0)	(16.7)	(21.1)

Net operating loss						$(21.1)

Total capital expenditures for the six months ended June 30, 2020	$3.3	$2.4	$1.2	$5.5	$3.0	$15.4